                                                                   EXHIBIT 10.29

                            DISTRIBUTION AGREEMENT


     THIS AGREEMENT is made and entered into on this 6th day of July, 1995, by and between FSI International, Inc., a corporation organized and existing under the laws of Minnesota, U.S.A., with its principal place of business at Chaska, Minnesota (U.S.A.) (hereafter "Supplier") and Metron Semiconductors Europa B.V., a limited liability company organized and existing under the laws of The Netherlands, with its principal place of business at Almere, The Netherlands (hereafter "Distributor").

     WHEREAS, Supplier designs, manufactures and sells products for use in the semiconductor industry, which Products are more particularly described in Exhibit A attached hereto (the "Products"), and wishes to expand its market for the Products in the geographical areas set forth in Exhibit B attached hereto (the "Territories");

     WHEREAS, Distributor has served as Supplier's distributor under various distribution agreements dating back to 1975.

     WHEREAS, Distributor wishes to assign this Agreement to those of its subsidiaries and affiliates in the respective Territories as more particularly described in Exhibit B;

     WHEREAS, Supplier wishes to appoint Distributor and Distributor wishes to accept such appointment, as the independent, exclusive distributor of the Products in the Territories on the terms and conditions set forth herein; and

     NOW, THEREFORE, Supplier and Distributor agree as follows:

1.   Appointment of Distributor, Terms of Product Sales.
     ___________________________________________________

     1.1 Subject to all of the terms and conditions of this Agreement, Supplier hereby appoints Distributor, and Distributor hereby accepts such appointment, as the exclusive, independent distributor of the Products in the Territories. Supplier may, however, sell Products to third parties for use in the Territories on a representative basis, provided that Supplier shall pay Distributor a commission with respect to such Products determined by Supplier and based on services performed by Distributor with respect to such Products. In certain representative sales of Products, Supplier may allocate the commission between Distributor and a third party, such allocation determined by Supplier and based on an equitable basis and consistent with past practice between Supplier and Distributor. Moreover, Supplier shall not be prohibited from establishing a technical or support offices or organizations in the Territories, provided that such offices or organizations should not engage in sales of the Products.

     1.2 With the exception of Products sold to specific customers determined on either a customer-by-customer or project-by-project basis, and as agreed to by Supplier and Distributor, Supplier shall sell the Products to Distributor at Supplier's current U.S. domestic sales list prices, less Distributor's discount, as provided in Exhibit A.

           Supplier may change its sales list prices upon sixty (60) days' advance written notice to Distributor.

     1.3 Distributor shall have the right of first refusal to act as distributor in the Territories and under the terms of this Agreement for any modified, revised, up-dated or replacement products sold by Supplier and related to the Products. Supplier shall notify Distributor immediately of any such products.

     1.4 Sales to the Distributor will be invoiced on an open account basis. Sales invoices will be due for payment sixty (60) days after shipment of the Products. A reasonable late payment penalty may be applied to late payments for Products accepted by Distributor or Distributor's customers, without prior written approval by Supplier. Such penalty shall be equal to the lesser of the following interest rates in effect on the date the payment was due: (i) two points plus the prime interest rate as announced by Harris Trust and Savings Bank, and (ii) three points plus the statutory default late payment interest rate under the laws of the Netherlands applicable to distribution agreements.

     1.5 Supplier shall retain title to the Products and bear the risk of loss until delivery to the carrier, F.O.B. Supplier's factory or distribution center, at which time title shall pass and the risk of loss shall be borne by Distributor (or Distributor's customers). Provided, however, that beginning September 1, 1996, Supplier and Distributor shall implement procedures to provide for Supplier to retain title to the Products and bear the risk of loss until delivery F.O.B. at Distributor's warehouse (or the place of acceptance by Distributor's customer). In any event, Distributor (or Distributor's customers) shall, directly or indirectly, bear the cost of any customs duties, taxes, shipping and handling costs, and insurance with respect to the shipment of the Products.

     1.6 Notwithstanding the general rule provided in Section 1.5 above, Supplier and Distributor may negotiate and arrange for certain sales of Products pursuant to terms under which either: (i) Supplier shall retain title to the Products and bear the risk of loss until delivery, F.O.B. Distributor's warehouse (or the place of acceptance by Distributor's customer), or (ii) Supplier shall retain title to the Products and bear the risk of loss until delivery to the carrier, F.O.B. Supplier's factory or distribution center.

2.   Obligations and Covenants of Supplier.
     ______________________________________

     2.1 Supplier will use its best efforts to comply with Distributor's request for the means of shipping the Products as specified in Distributor's orders and shall use its best efforts to notify Distributor in the event that Supplier is unable to comply with such

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                                     -77-
           request. Supplier shall not send partial shipments of Distributor's orders unless Distributor agrees in advance.

     2.2 Absent extraordinary circumstances and subject to written agreement by Supplier and Distributor (such agreement which shall not be reasonably withheld), Supplier shall not sell the Products directly to customers in the Territories and shall refer to Distributor in a timely manner all orders and inquiries relating to the Products originating from within or outside the Territories to the extent such orders or inquiries relate to Products destined for use within the Territories.

     2.3 In negotiation or renegotiation of any agreement with any of its other distributors, agents or employees subsequent to the date of this Agreement, Supplier will insist upon a covenant that such other distributor, agent or employee will not seek customers or establish a branch or maintain any distribution outlet in the Territories.

     2.4 Supplier will, from time to time, supply Distributor, at Supplier's cost, with a reasonable quantity of promotional materials in the English language, such as literature, catalogs and other advertising materials relating to the Products. Such promotional materials shall also be translated in the native language of the country to which the Products are shipped if required by applicable law.

     2.5   [Section 2.5 is left blank intentionally.]

     2.6 Supplier will conduct technical seminars and provide training for sales or services related to the Products for the benefit of Distributor's employees. Each party shall be responsible for the expenses (including the cost of transportation, meals and lodging) incurred by its own employees attending such seminars or training.

     2.7 Supplier will, from time to time, and at its own cost (including the cost of salaries and lodging for Supplier's employees) participate in international trade shows for promoting the Products in the Territories pursuant to agreement by Supplier and Distributor.

     2.8 Supplier will use its best efforts to assist Distributor to facilitate any import processing by providing Distributor with all required documents and information.

     2.9 Supplier agrees to comply with all applicable export control laws and regulations relating to the Products. Supplier will also use its best efforts to provide information necessary for Distributor to comply with all applicable export control laws and regulations relating to the Products.

     2.10 Supplier's current, general warranty with respect to the Products is set forth in Supplier's International System Warranty which is attached hereto as Exhibit C and incorporated herein by reference. Such warranty may be amended, supplemented or replaced by Supplier, provided that Supplier provides Distributor with sixty (60) days' prior written notice of such amended, supplemented or replacement warranty.

     2.11 Without Distributor's prior written consent, Supplier will not use, reproduce, disclose or otherwise make available to any person, other than Supplier's employees or agents who have a need to know such information, any and all information, written or oral, which is disclosed by Distributor to Supplier, identified as confidential information and not generally available to the public. The term "confidential information" shall not include information provided by Distributor to Supplier exclusively for the purpose of soliciting potential and actual sales of the Products. In addition, the term "confidential information" shall not include any information that is or becomes known to the public through no fault of Supplier.

     2.12 Supplier shall accept for credit Distributor's inventory of spares or equipment pursuant to the terms of Supplier's Inventory Return Policy, a current copy of which is attached hereto as Exhibit D.

     2.13 During the term of any warranty made by Supplier with respect to any Product sold by Distributor, Supplier shall maintain an adequate inventory of spare parts for such Product.

     2.14 Upon delivery of each Product by Supplier to Distributor, Supplier shall supply Distributor with adequate documentation to Distributor for purposes of servicing and trouble-shooting such Product. Such documentation shall comply with any applicable law. The cost of any such manuals and documentation shall be included in the price of the Product under Section 1.2 of this Agreement.

3.   Obligations and Covenants of Distributor.
     _________________________________________

     3.1 Distributor will use its best efforts to market and sell the Products in the Territories.

     3.2 Except as otherwise required by law, Distributor will market and sell the Products without removing or altering any labels, trade names, trademarks, notices, labels, serial numbers or other identifying marks, symbols or legends affixed to any of the Products or their containers or packages.

     3.3 Supplier shall not be liable under any warranty made by Distributor with respect to any of the Products which exceed the warranties made by Supplier which warranties are more particularly described in Exhibit C attached hereto. Supplier may modify


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                                     -79-
           any warranties upon reasonable notice to Distributor, provided, however, that such amended Warranties will not apply to Products sold or Products which Distributor has entered into a contract to sell but has not yet delivered.

     3.4 Without Supplier's prior written consent, Distributor shall not use, produce or disclose or otherwise make available to any person, other than Distributor's employees or agents who have a need to know such information for the performance of its obligations hereunder, any and all information written or oral, which is disclosed by Supplier to Distributor, identified as confidential information and not generally available to the public. The term "confidential information" shall not include information provided by Supplier to Distributor exclusively for the purpose of soliciting potential and actual sales of the Products. In addition, the term "confidential information" shall not include any information that is or becomes known to the public through no fault of Distributor.

     3.5 Distributor shall furnish to Supplier, upon Supplier's reasonable requests from time to time, reports including, but not limited to, actual and forecast sales, market conditions and competitive activity.

     3.6 Distributor will, from time to time, and at its own cost (including the cost of salaries and lodging for Distributor's employees), participate in international trade shows for promoting the Products in the Territories, pursuant to agreement by Supplier and Distributor.

     3.7 Distributor shall use its best efforts to service any Products during any applicable warranty period. Distributor may contract with other individuals or business entities to assist Distributor in installing and servicing the Products, provided that such individuals or business entities: (i) have adequate training to install and service the Products, and (ii) agree in writing that they will not compete with Supplier by selling any products or equipment in the Territories during the term of this Agreement, to the extent that such products or equipment are similar in function to any Products sold by Supplier.

4.   Term and Termination.
     _____________________

     4.1 Unless and until sooner terminated as provided for herein, this Agreement shall continue for a term of three (3) years commencing on July 1, 1995 and will be deemed automatically renewed thereafter for one or more additional terms of two (2) years and on the same conditions.

     4.2 This Agreement may be terminated by either party upon providing the other party with written notice of termination more than twelve (12) months prior to expiration


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                                     -80-
           of the applicable term, i.e., more than twelve (12) months prior to expiration of the initial three-year term or more than twelve (12) months prior to expiration of an ensuing two-year extension.

     4.3 In the event of a breach of any material provision of this Agreement, this Agreement may be terminated upon ninety (90) days' written notice given by the non-breaching party to the other party, which notice shall specify the breach on which the termination is based, provided, however, that in such event this Agreement shall continue in full force and effect without regard to such notice if the other party cures the breach specified in the notice within the said 90-day period.

     4.4 This Agreement will terminate immediately upon the occurrence of any of the following events:

           (a) All or any substantial part of the property of either party shall be condemned, seized or otherwise appropriated, or the custody or control of such property shall be assumed by any person or agency acting or purporting to act under authority of any government (de jure or de facto) or either party shall have been prevented from exercising normal managerial control over all or any substantial part of its property by any such person or agency; or

           (b) Either party shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator for its business or of all or any substantial part of its assets, or (ii) be unable, or admit in writing its inability, to pay its debts as they mature,
                (iii) make a general assignment for the benefit of creditors,
                (iv) be adjudicated a bankrupt or insolvent, or (v) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any insolvency law, or file an answer admitting the material allegations of a petition filed against either party in any bankruptcy, reorganization or insolvency proceeding, or take corporate action for the purpose of effecting any of the foregoing; or

           (c) An order, judgment or decree shall be entered without the application, approval or consent of the subject party by any court of competent jurisdiction, approving a petition seeking reorganization of the party or appointing a receiver, trustee or liquidator of its business or of all or any substantial part of its assets; or

           (d) An order or notice shall be published by any government or inter-government authority requiring the cessation of trading activities with

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                the subject party as a result of the violation of export
                controls, safety or other regulatory laws.

     4.5 Upon termination of this Agreement, Distributor shall no longer have the right to serve as a distributor of the Products in the Territories and shall not be entitled to any additional consideration as a result of such termination. However, Distributor shall have the right to continue selling in the Territories the Products which are in Distributor's inventory at the time of termination of this Agreement; such right, however, shall terminate six (6) months after termination of this Agreement. Supplier shall accept all Products returned by Distributor for full refund if Distributor so requests in writing within twelve (12) months after termination of this Agreement, such refund to be made at the prices for which the Products were originally purchased by Distributor from Supplier, provided that the returned Products are in good condition as approved by Supplier, such approval by Supplier shall not be unreasonably withheld or delayed.

     4.6 Upon termination of this Agreement, Distributor shall cease to represent itself as being a distributor of Supplier. Within sixty
           (60) days after termination, Distributor will return to Supplier all promotional materials for and samples and demonstration models of the Products.

     4.7 Notwithstanding termination of this Agreement upon notice as provided in Section 4.2 of this Agreement, Supplier shall continue to provide Products in conformity with and pursuant to the terms of this Agreement during the remaining term of this Agreement. Further, in the event of a termination notice, Distributor shall notify Supplier by the termination date, of a list of all prospective customers interested in the Products. If, within six (6) months after the termination date, Supplier receives a purchase order from any of the identified prospects, Supplier (i) shall promptly notify Distributor of such purchase order and (ii) shall pay to Distributor a commission equal to the Distributor's discount with respect to the Products under such purchase order.

     4.8 Notwithstanding termination of this Agreement, Distributor shall continue to perform all warranty service during the term of any applicable warranty period, whether such warranty expires before or after the termination of this Agreement, with respect to any Products sold by, on behalf of, or in cooperation with Distributor.

     4.9 Upon the termination, expiration or non-renewal of this Agreement, Supplier shall not be liable to Distributor for any compensation, reimbursement or damages on account of the loss of prospective profits from anticipated sales, or on account of any expenditures, investments, losses or commitments in connection with the


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                                     -82-
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business or goodwill of Supplier, Distributor, or otherwise, provided that
Supplier has not breached any material provision of this Agreement, except as expressly provided in Section 4.7 of this Agreement.

5.   Indemnification.
     ________________

     5.1 Distributor hereby agrees to indemnify and hold Supplier harmless from and against any and all damages, liabilities, fines or expenses incurred by Supplier as a result of Distributor's breach of any provision hereof.

     5.2 Supplier hereby agrees to indemnify and hold Distributor harmless from and against any and all damages, liabilities, fines or expenses incurred by Distributor as a result of Supplier's breach of any provision hereof.

     5.3 Supplier agrees to defend and hold Distributor harmless from and against any and all damages, liabilities, fines or expenses incurred by Distributor in connection with any claim or lawsuit arising out of the design, manufacture, use, Supplier's warranty, or defect ("gebrek") of any of the Products, provided that Distributor has complied with its obligations hereunder and has given prompt notice of the claim or lawsuit to Supplier together with all information and documents relating to such a claim or lawsuit. Distributor hereby agrees to assist Supplier in defending such claim or lawsuit.

     5.4 Supplier agrees to defend and hold Distributor harmless from and against any and all damages, liabilities, fines or expenses incurred by Distributor in connection with any claim or lawsuit arising out of any infringement or alleged infringement of any patent or other intellectual property rights of any person, firm or company in the Territories, provided that Distributor has given prompt notice of the claim or lawsuit to Supplier together with all information and documents relating to such a claim or lawsuit. Distributor hereby agrees to assist Supplier in defending such claim or lawsuit.

     5.5 The indemnification agreements as provided in this Section 5 shall continue in full force and effect despite the expiration, recision, or termination of this Agreement.

6.   Relationship of the Parties.
     ____________________________

     6.1 The relationship between Supplier and Distributor is that of seller and buyer. Neither Distributor, nor any employee of Distributor, shall be considered an employee or agent of Supplier for any purpose. Unless otherwise expressly authorized in writing by the other party hereto, neither party shall have the right or authority to assume or create any responsibility, express or implied, on behalf of or

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             in the name of the other party hereto, or to bind the other party in any manner whatsoever, or to accept payment from any person on behalf of the other party.

     6.2 Supplier hereby grants a license to Distributor permitting Distributor to use Supplier's trademarks and trade names in connection with the sale of Products. Distributor agrees to use Supplier's trademarks and trade names only in connection with the sale of any Products. This license shall terminate upon the termination of this Agreement, at which time Distributor shall cease to and shall not thereafter use, and shall not permit any of its agents, employees or subsidiaries thereafter to use, for any purpose whatsoever, any of Supplier's trademarks or trade names other than for the purpose of selling Products in Distributor's inventory as specifically provided in Section 4.5 of this Agreement, or pursuant to any other written agreement between the parties. Nothing in this Agreement shall be deemed to transfer to or confer upon Distributor any right, title or interest in any trademark or trade name owned by or used by Supplier.

     6.3 During the term of this Agreement and for a period of six (6) months after termination of this Agreement, (i) Supplier shall not, without Distributor's prior written consent, solicit employees of Distributor or any of its subsidiaries for employment with Supplier or otherwise interfere with Distributor's relationship with its employees, and (ii) Distributor shall not, without Supplier's prior written consent, solicit employees of Supplier or any of its subsidiaries for employment with Distributor or otherwise interfere with Supplier's relationship with its employees. This Section shall not restrict or prohibit (i) Supplier from hiring an employee of Distributor or any of its subsidiaries, if such employee applies for employment with Supplier by responding to an announcement of an available employment position, and (ii) Distributor from hiring an employee of Supplier or any of its subsidiaries, if such employee applies for employment with Distributor by responding to an announcement of an available employment position.

7.   Assignment.
     ___________

     7.1 Neither this Agreement nor any right, title, interest or obligation hereunder may be assigned or otherwise transferred by either party or their assignees, transferees or successors in interest without the prior written consent of the other party. This Agreement shall inure to the benefit of such assignees, transferees and other successors in interest of the parties in the event of an assignment or other transfer made consistent with the provisions of this Agreement.

     7.2 By its signature to the Agreement, Supplier consents to the assignment of this Agreement to Distributor's affiliated companies in the respective geographical areas set forth in Exhibit B attached hereto.

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                                     -84-
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8.   Force Majeure.
     ______________

     Neither party shall be liable for any breach of this Agreement occasioned by an act of God, labor disputes, unavailability of transportation, goods or services, governmental restrictions or actions, change in the law, war (declared or undeclared) or other hostilities, or by any other event, the condition or cause of which is beyond the control of such party. In the event of nonperformance or delay attributable to any such causes, the period for performance of the applicable obligation hereunder will be extended for a period equal to the period of delay. However, the party so delayed shall use its best efforts, without obligation to expend substantial amounts not otherwise required under this Agreement, to circumvent or overcome the cause of the delay. In the event that any such delay exceeds sixty (60) days, either party may at its option terminate this Agreement effective immediately by giving written notice thereof to the other party.

9.   Notices
     _______

     Any notice required to be given hereunder shall be deemed to have been effectively given only when delivered personally to an officer of the applicable party, or when first sent by telefax and confirmed by registered mail, addressed to the applicable party at its address set forth below, or at such other address as such party my hereafter designate as the appropriate address for the receipt of such notice:

     To Supplier at: FSI International, Inc.
                              Attention:  Benno Sand
                              322 Lake Hazeltine Drive
                              Chaska, Minnesota 55318
                              U.S.A.

     To Distributor at:   Metron Semiconductors Europa B.V.
                              c/o Metron Technology Corporation
                              Attention: Edward Segal
                              770 Lucerne Drive
                              Sunnyvale, California 94086-3844
                              U.S.A.

     With a copy to:      Metron Semiconductors Europa B.V.
                              Attention:  Udo Jaensch
                              SaturnstraBe 48
                              D-85609 Aschheim
                              Germany

10.  Waiver.
     _______

     No waiver by either party of strict compliance with all terms and conditions of this Agreement shall constitute a waiver of any subsequent failure of the other party to comply strictly with each and every term and condition hereof.

11.  Complete Agreement.
     ___________________

     This Agreement constitutes the entire agreement between the parties relating to the subject matter contained herein and it supersedes and terminates any and all prior agreements between them, including the Distribution Agreements between Supplier and Distributor dated July 8 and October 9, 1987, and the Distribution Agreement between Supplier and Metron Semiconductors (Hong Kong) Ltd. dated July 1, 1987. If any provision, or application hereof, of this Agreement is held unlawful or unenforceable in any respect, such illegality or unenforceability shall not affect other provisions or applications that can be given effect and this Agreement shall be construed as if the unlawful or unenforceable provision or application had not been contained herein. This Agreement may be amended or otherwise modified only by a written document signed by authorized representatives of the parties.

12.  Counterparts.
     _____________

     This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which shall constitute but one instrument.

13.  Arbitration and Applicable Law.
     _______________________________

     13.1 Any dispute between the parties arising out of or in connection with this Agreement that cannot be settled amicably between the parties shall be finally resolved by arbitration. Arbitration proceedings shall be conducted in Minneapolis, Minnesota pursuant to the International Arbitration Rules of the American Arbitration Association. In the event that either party makes a demand for arbitration, the arbitrator shall be selected by mutual agreement between the parties, or if the parties are unable to agree on an arbitrator within twenty (20) days after a demand for arbitration is made, the arbitrator shall be selected by the American Arbitration Association. Disputes subject to arbitration hereunder for claims in the aggregate amount of One Million (U.S.) Dollars ($1,000,000.00) shall be resolved by a panel of three independent impartial arbitrators, one arbitrator selected by Supplier, one by Distributor and the third by the other two arbitrators. Failure to select an arbitrator within twenty (20) days of a demand for arbitration shall be deemed a waiver of a right to select an arbitrator and one will be selected by the American Arbitration Association. All arbitrators shall be persons with skill and experience in the


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                                     -86-
             industry. The costs of arbitration, but not the costs and expenses of the parties, shall be shared equally by Supplier and Distributor.

     13.2 Either party shall have the right to review, prior to the submission of its case to the arbitration panel, any and all documents in the possession of the other party which relate to such other party's performance under, or the conduct of its activities in connection with, this Agreement.

     13.3 The governing language of this Agreement shall be English. This Agreement shall be interpreted and enforced in accordance with the laws of the United States and the State of Minnesota, without giving effect to choice of law principles. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

     13.4 The agreement to arbitrate as provided in this Section 13 shall continue in full force and effect despite the expiration, recision, or termination of this Agreement. The parties knowingly and voluntarily waive their rights to have their dispute tried and adjudicated by a judge or jury.


     THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK


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                                     -87-
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                DISTRIBUTOR                            SUPPLIER

      METRON SEMICONDUCTORS EUROPA B.V.           FSI INTERNATIONAL, INC.

          /s/ Udo Jaensch                   /s/ J. A. Elftmann
        By____________________________    By____________________________
         Udo Jaensch                       J. A. Elftmann
         Its Executive Vice President      Its Chief Executive Officer


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                                     -88-